UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	02-0732285 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 1.01   Entry into a Material Definitive Agreement.
On December 22, 2014, NorthStar Realty Finance Corp. (the “Company”), through its wholly-owned subsidiaries, Prime Holdco C-T, S.à r.l., Prime GER Drehbahn - T S.à r.l., Prime GER Valentinskamp - T S.à r.l. and Trias Pool II A - T S.à r.l., each a Luxembourg limited liability company (together, the “Buyers”), entered into an umbrella agreement (the “Umbrella Agreement”) with SEB Investment GmbH (“SEB”), SEB Investment GmbH, Filiale di Milano, SEB Investment GmbH, French Branch SEB Investment GmbH, Altair Issy S.A.S. and Balni bvba (SPRL) (collectively, the “Sellers”), to acquire from the Sellers (acting on behalf of three funds) a portfolio of European properties (the “Portfolio”) for an aggregate purchase price of approximately €1.1 billion. The Portfolio is comprised of 11 Class A European office buildings located in London, United Kingdom, Paris, France, Hamburg, Germany, Milan, Italy, Brussels, Belgium, Amsterdam and Rotterdam, Netherlands and Gothenburg, Sweden.
The Buyers and Sellers are obligated to enter into a series of agreements to close the contemplated transactions, the forms of which have been agreed. Consequently, on or before February 19, 2015, the parties will enter into (i) an umbrella sale and purchase agreement with the Sellers ("Umbrella SPA"), (ii) certain transfer documentation under local laws for the transfers of the individual assets ("Individual Transfers") and (iii) a management agreement with SEB ("Management Agreement," and collectively with the Umbrella SPA and the Individual Transfers, the “Transaction Documents”). Upon entering into the Umbrella Agreement, the Buyers deposited in escrow €25.0 million in cash (the "Down Payment") and the Company provided a €25.0 million corporate guarantee ("Corporate Guarantee") to secure the obligation of the Buyers and are non-refundable except in limited circumstances where the acquisition of the Portfolio is not completed due to no fault by the Buyers. The Corporate Guarantee will terminate once the Buyers have closed on an aggregate amount of assets equal to €600 million or more in respect of the Portfolio.
Pursuant to the Umbrella SPA, the acquisition of the Portfolio will occur in one or more closings, which are expected to occur during the first quarter of 2015, but are required to occur no later than May 31, 2015. The completion of the acquisition of the Portfolio is subject to a number of closing conditions, including receipt of regulatory clearance from the applicable European government authorities. The Umbrella Agreement also contains customary provisions governing circumstances under which the Buyers or the Sellers may terminate the Umbrella Agreement, including the right of the Buyers or the Sellers, as the case may be, to terminate the Umbrella Agreement in no fault circumstances if the parties have not entered into the Transaction Documents on or before February 19, 2015. There is no assurance that the acquisition of the Portfolio will close by such dates and on the anticipated terms, or at all.
The Sellers will provide customary representations and warranties under the Umbrella SPA in respect of the Portfolio, subject to certain limitations, and claims for breaches of such representations and warranties are subject to a cap of 5% of the aggregate individual purchase prices for the properties sold by each fund.
SEB currently manages the Portfolio and will continue to do so following the completion of the transaction on customary terms pursuant to the Management Agreement.
The Company expects to obtain non-recourse financing for a portion of the purchase price (including costs) of the Portfolio. There is no financing condition with respect to the acquisition of the Portfolio.

Safe-Harbor Statement
This Current Report on Form 8-K contains certain “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “expect,” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, the Company’s ability to close on the Portfolio on the terms anticipated, or at all, the performance of the Portfolio, the credit of the tenants, the Company’s ability to obtain financing on favorable terms, or at all, and the ability of SEB to effectively manage the Portfolio. Additional factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission.
Any forward-looking statements contained herein speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: December 29, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman Executive Vice President, General Counsel and Secretary

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